Exhibit 10.54
[Triad Guaranty Inc. Letterhead]
July 17, 2008
CONFIDENTIAL
Mr. Mark K. Tonnesen
4620 Cherry Hill Lane
Winston-Salem, NC 27104
Re:	Amended and Restated Employment Agreement dated April 23, 2008 (the “Agreement”)
Dear Mark:
     The purpose of this letter is to confirm your understanding with Triad Guaranty Inc. (the “Company”) regarding your proposed retirement from the Company. Our agreement is as follows:
1.	In accordance with Section 7(e) of the Agreement, you and the Company agree that you will retire from the Company as of the close of business on August 15, 2008, which shall be considered the “Termination Date” for all purposes of the Agreement.

2.	You will resign your position as President and Chief Executive Officer and as a director of the Company effective as of the close of business on July 18, 2008. In addition, you agree that this letter constitutes evidence of your resignation as an officer and member of the Board of Directors of any subsidiary of the Company on which you are now serving, with such resignations to be effective for each subsidiary as of dates between July 18, 2008 and August 15, 2008 that you select (in consultation with the Company’s General Counsel) based on administrative convenience and other interests of the Company.

3.	Between July 18, 2008 and August 15, 2008, you will work with me and the Company’s management team to facilitate transition matters and to assist the Company in its ongoing business matters.

4.	Except as set forth in this letter, the terms of the Agreement remain in full force and effect and you will be entitled to receive all payments contemplated by the Agreement to be made thereunder upon your “Retirement” from the Company.
     On behalf of the entire Board of Directors, I would like to personally thank you for your contributions to the Company. If the foregoing correctly sets forth our understanding, please indicate by signing below.
Very truly yours,
/s/ William T. Ratliff, III
William T. Ratliff, III
Chairman of the Board
Accepted and Agreed:
/s/ Mark K. Tonnesen
Mark K. Tonnesen